Exhibit (a)(5)(II)

Marti Announces Expiration and Results of the Offer to Purchase and Consent Solicitation

Relating to its Warrants and Issues Notice of Redemption with Respect to its Outstanding Warrants

Istanbul, Türkiye, December 20, 2023 — Marti Technologies, Inc. (“Marti” or the “Company”) (NYSE American: MRT), Türkiye’s leading mobility app, today announced that it has successfully completed a tender process with regard to its offer to purchase all of its outstanding warrants to purchase its Class A ordinary shares, par value $0.0001 per share (an “Ordinary Share”), at a purchase price of $0.10 per warrant in cash, without interest (the “Offer”) and that it has issued a notice of redemption pursuant to which it will redeem for cash all of its outstanding warrants that were not tendered in the Offer. All untendered and unexercised warrants will be redeemed on January 4, 2024 (the “Redemption Date”). The redemption price will be $0.07 per warrant (the “Redemption Price”). The successfully completed tender process, when combined with the contemplated redemption of untendered warrants, will lead to a simplified capital structure with no warrants.

Marti’s offer to purchase (a) 7,187,489 warrants to purchase its Ordinary Shares which were publicly issued and sold as part of the units in the Company’s initial public offering in July 2021 (the “IPO”) (the “Public Warrants”), and (b) 7,250,000 warrants  to purchase its Ordinary Shares which were privately issued and sold in connection with the IPO pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) (the “Private Warrants” and together with the Public Warrants, the “Warrants”), expired at 12:00 midnight, Eastern Time, at the end of the day on December 19, 2023 (the “Expiration Date”).

Marti has been advised that, as of the Expiration Date, (i) 5,902,206 Public Warrants had been validly tendered and not validly withdrawn from the Offer, representing approximately 82% of the outstanding Public Warrants and (ii) 7,250,000 Private Warrants had been validly tendered and not validly withdrawn from the Offer, representing 100% of the outstanding Private Warrants, which cumulatively comprised approximately 91% of all outstanding Warrants. Pursuant to the terms of the Offer the Company expects to pay an aggregate of approximately $1.3 million in cash to purchase the validly tendered Warrants. Holders of Warrants that were validly tendered and not validly withdrawn prior to the expiration of the Offer will receive $0.10 in cash, without interest, for each outstanding Warrant tendered by the holder pursuant to the Offer. The Company expects to accept all validly tendered Warrants for purchase and settlement on December 22, 2023 (the “Settlement”).

Marti also solicited consents (the “Consent Solicitation”) to amend the Warrant Agreement, dated July 8, 2021, by and between the Company and Continental Stock Transfer & Trust Company (“Continental”) (the “Warrant Agreement”), which governs all of the Warrants, to permit the Company to redeem each outstanding Warrant not tendered in the Offer for $0.07 in cash, without interest, which is 30% less than the price applicable to the Offer (such amendment, the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the consent of holders of at least a majority of the outstanding Public Warrants is required to approve the Warrant Amendment as it relates to the Public Warrants and the consent of holders of at least a majority of the outstanding Private Warrants is required to approve the Warrant Amendment as it relates to the Private Warrants.

As of the Expiration Date, parties representing approximately 82% of the outstanding Public Warrants and 100% of the outstanding Private Warrants consented to the Warrant Amendment in the Consent Solicitation. Accordingly, because holders of more than a majority of the outstanding Public Warrants and a majority of the outstanding Private Warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, the Warrant Amendment was adopted. The Warrant Amendment was executed and any Warrants that were not tendered in the Offer may be exercised at any time until 5:00 p.m. Eastern Time on the Redemption Date. Any Warrants that remain unexercised at 5:00 p.m. Eastern Time on the Redemption Date will be void and no longer exercisable and their holders will have no rights with respect to those Warrants, except to receive the Redemption Price. Of the total of 14,437,489 Warrants that are outstanding, 13,152,206 Warrants were tendered in connection with the Offer and 1,285,283 Warrants remain untendered and subject to redemption at the Redemption Price, unless exercised prior to the Redemption Date, following which no Warrants will remain outstanding.

The Offer and Consent Solicitation were made pursuant to the Amended and Restated Offer to Purchase and Consent Solicitation dated December 7, 2023 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), each of which have been filed with the U.S. Securities and Exchange Commission (“SEC”).

The Ordinary Shares and Warrants are listed on the NYSE American under the symbols “MRT” and “MRT.WS,” respectively. The last trading day of the Warrants on the NYSE American will be January 3, 2024.

Cantor Fitzgerald & Co. (“Cantor”) was the dealer manager for the Offer and Consent Solicitation. Morrow Sodali Global LLC (“Morrow Sodali”) was the information agent for the Offer and Consent Solicitation, and Continental was the depositary for the Offer and Consent Solicitation. All questions concerning tender procedures and requests for additional copies of the offer materials, including the letter of transmittal and consent should be directed to Morrow Sodali at (800) 662-5200 (toll free), located at 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902.

Important Additional Information Has Been Filed with the SEC:

Copies of the Offer documents are available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to Morrow Sodali at (800) 662-5200 (toll free).

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Warrants. The Offer and Consent Solicitation are being made only through the Offer documents, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Offer documents.

About Marti:

Founded in 2018, Marti is Türkiye’s leading mobility app, offering multiple transportation services to its riders. Marti operates a ride-hailing service that matches riders with car and motorcycle drivers, and operates a large fleet of rental e-mopeds, e-bikes, and e-scooters. All of Marti’s offerings are serviced by proprietary software systems and IoT infrastructure. For more information, visit www.marti.tech.

Cautionary Statement Regarding Forward-Looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, also known as the Private Securities Litigation Reform Act of 1995. Any express or implied statements contained in this press release that are not statements of historical fact and generally relate to future events, hopes, intentions, strategies, or performance may be deemed to be forward-looking statements, including but without limitation to statements regarding our ability to achieve the sustainability targets, goals, objectives or programs set forth under our sustainability strategy, “Move Forward. Together,” and descriptions of the Company’s plans, initiatives or objectives for future operations, or the timing of occurrence related to any of the foregoing. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “might,” “possible,” “believe,” “predict,” “potential,” “continue,” “aim,” “strive,” and similar expressions may identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

These forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results to differ materially from statements made in this press release, including the number of Warrant holders that respond and elect to participate in the Offer and Consent Solicitation; Marti’s ability to consummate the Offer and Consent Solicitation; and Marti’s ability to recognize the anticipated benefits of the Offer and Consent Solicitation; changes in applicable laws or regulations, including those that pertain to tender offers and other important factors discussed under the caption “Risk Factors” in the Company’s Registration Statement on Form F-1 (including the documents incorporated by reference therein), which was declared effective by the SEC on October 27, 2023, as such factors may be updated from time to time in the Company’s other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the “SEC Filings” section of the Company’s website at https://ir.marti.tech. Any investors should carefully consider the risks and uncertainties described in the documents filed by the Company from time to time with the SEC as most of the factors are outside the Company’s control and are difficult to predict. As a result, the Company’s actual results may differ from its expectations, estimates and projections and consequently, such forward-looking statements should not be relied upon as predictions of future events. All information provided in this release is based on information available to the Company as of the date of this press release and any forward-looking statements contained herein are based on assumptions that the Company believes are reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are inherently uncertain. The Company undertakes no duty to update this information unless required by law.

Investor Contact
Marti Technologies, Inc.
Turgut Yilmaz
Investor.relations@marti.tech

Source: Marti Technologies, Inc.

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